CONFIDENTIAL TREATMENT REQUESTED
THE PORTIONS OF THIS AGREEMENT MARKED WITH ASTERISKS WITHIN BRACKETS (“[***]”) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406. A COMPLETE COPY OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

LICENSE AND DEVELOPMENT AGREEMENT

This LICENSE AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of February 16, 2018 (the “Effective Date”) by and between Cerecor, Inc., a Delaware corporation having an address at 400 East Pratt Street, Suite 606, Baltimore, MD 21202 (“Cerecor”), and Flamel Ireland Limited, operating under the trade name of Avadel Ireland, an Irish limited company having an address at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15 Ireland (“Avadel”). Avadel and Cerecor may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITALS

WHEREAS, Cerecor, Inc. (“Cerecor Buyer”), Avadel Pharmaceuticals plc (“Avadel Seller”) and certain Affiliates of Avadel Seller have, as of the Effective Date, entered into that certain Asset Purchase Agreement pursuant to which Cerecor Buyer is purchasing Avadel Seller’s and such Affiliates’ pediatric pharmaceuticals business (such agreement, the “APA”);

WHEREAS, Avadel has developed and owns or controls certain technology and intellectual property rights with respect to the LiquiTime Technology (as defined below), and owns or controls certain know-how, technology, documentation, data, and other materials relating thereto;

WHEREAS in conjunction with, and as part of, the transaction contemplated by the APA, Avadel has agreed to develop three pharmaceutical products utilizing the LiquiTime Technology and a fourth pharmaceutical product consisting of an orally disintegrating tablet formulation and grant Cerecor rights to develop, manufacture, and commercialize such products, all as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.DEFINITIONS. Any capitalized terms not defined below or elsewhere in this Agreement shall have the meanings established therefor in the APA.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

1.1    “API” means active pharmaceutical ingredient.
1.2    “Applicable Law” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of Products or the performance of either Party’s obligations, or the exercise of either Party’s rights, under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of a Product in the Territory and, to the extent relevant, all GCP, GLP or GMP standards or guidelines promulgated by any Regulatory Authorities or the ICH.
1.3    “Avadel Know-How” means all Know-How owned, licensed, or controlled by Avadel or its Affiliates as of the Effective Date, or becoming owned, controlled, or licensed by Avadel or any Affiliate thereof following the Effective Date, that is necessary for the discovery, research, Development, manufacture, or Commercialization of any Product.
1.4    “Avadel Patents” means (a) those Patents set forth on Exhibit A attached hereto (the “Initial Avadel Patents”); (b) any other Patents owned, controlled, or licensed by Avadel or any Affiliate thereof, or subject to an obligation of assignment to Avadel or any Affiliate thereof, as of the Effective Date, or becoming owned, controlled, or licensed by Avadel or any Affiliate thereof following the Effective Date, that (x) Cover any of the subject matter described in or Covered by the Initial Avadel Patents or any portion of the LiquiTime Technology or Tablet Technology or (y) is otherwise necessary to Develop, make, have made, use, offer for sale, sell, import, or otherwise Commercialize any Product; (c) any additions, divisionals, continuations, continuations-in-part, conversion, supplemental examinations, extensions, term restorations, registrations, reinstatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the Initial Avadel Patents or the Patents described in (b) above, and any other Patents owned, controlled, or licensed by Avadel or any Affiliate thereof claiming priority to any of the foregoing or any of the Patents referenced in clause (a) or (b) above; and (d) all patents issuing from any of the Patents mentioned in clause (a), (b), or (c) above and any foreign counterparts of any such Patents, and which shall include, in any case, patents surviving post grant review and inter partes review.
1.5    “Avadel Technology” means the Avadel Know-How and the Avadel Patents.
1.6    “Calendar Day” means each of those seven (7) days in the week.
1.7    “Calendar Quarter” means each of those three (3) calendar month periods of each Calendar Year ending March 31, June 30, September 30 and December 31, provided, that (i) the initial Calendar Quarter shall begin on the Effective Date and end March 31, 2018 and (ii) the Calendar Quarter in which this Agreement expires or is terminated shall extend from the first Calendar Day of such Calendar Quarter until the effective date of such expiration or termination.

1.8    “Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.
1.9    “Commercialization” means all activities that are undertaken after Regulatory Approval of a Product in a particular jurisdiction and that relate to the commercial marketing, sale, and/or distribution of such Product, including but not limited advertising and/or promotional activities. “Commercialize” shall have a corresponding meaning.
1.10    “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing.
1.11    “Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that (1) Development Documentation, Development Results, and information related thereto shall be the Confidential Information of Cerecor (and Cerecor shall be considered the disclosing party, and Avadel the receiving party, with respect thereto) and (2) information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party.
1.12    “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

1.13    “Develop” or “Development” means, with respect to a Product, engaging in preclinical, clinical, and other research or development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining the initial Regulatory Approval of a Product in a particular jurisdiction.
1.14     “Direct Cost” means, to the extent incurred with respect to the performance of the Avadel Development program following the Effective Date, Avadel’s cost that are documented, specifically identifiable and directly related to the Products. Such costs shall include but not be limited to direct labor costs, including salary and benefits (which shall be the only labor costs included in Direct Costs) and API, other materials and third party contractor or supplier costs.
1.15    “DMF” means a drug master file, as provided for in 21 CFR § 314.420 or similar submission to or file maintained with the FDA or other Governmental Authority or Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.
1.16    “Field” means any use, application, or purpose, including, without limitation, the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder or condition, provided that, with respect to the portion of the Territory constituting the United States, including its territories and possessions, the Field shall, for so long as Elan Pharma International Limited (“Elan”), any of its affiliates, or any sublicensees of any of the foregoing enjoy rights in over-the-counter, non-prescription pharmaceutical markets to certain LiquiTime-based products under that certain Exclusive License Agreement, dated September 30, 2015, exclude the over-the-counter, non-prescription pharmaceutical markets.
1.17    “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) CFR Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) as set forth in the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.18    “Generic Entry” shall be deemed to exist in a particular country of the Territory for a particular Product as of the earlier of the first date upon which a Generic Product with respect to such Product has been sold in such country.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

1.19    “Generic Product” means, with respect to a Product sold pursuant to the rights granted under this Agreement in any country of the Territory, any product, other than such Product, that is (A) with respect to products sold in the U.S., (i) approved through an ANDA, or an application under Section 505(b)(2) of the FD&C Act, that references any NDA for such Product (or future functional equivalent) listed in the FDA Publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (known as the Orange Book), submitted by a Third Party and (ii) rated as a therapeutic equivalent to the corresponding Product sold in and designated as substitutable for such Product at the pharmacy level under any applicable administrative or formulary designation or by decision of the prescriber or the pharmacist, or (B) with respect to products sold in any jurisdiction in the Territory other than the U.S., a product that (X) (1) has obtained a regulatory Approval granted in reliance, in whole or in substantial part (e.g. on safety or efficacy data with respect to the Compound) on a prior Regulatory Approval granted for such Product and (2) is substitutable by a pharmacist or at the pharmacy level under Applicable Law in the country of sale, or (Y) has otherwise been approved and sold under any foreign equivalent of the processes and criteria described in clause (A).
1.20    “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in Title 21, Part 58 of the CFR, (b) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex—OECD principles of GLP), and (c) the Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.21    “GMP” means all applicable Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, Title 21, Parts 210, 211, 601 and 610 of the CFR, (b) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (c) the principles detailed in the ICH Q7A guidelines, (d) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.22    “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the European Union).
1.23    “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.24    “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any Regulatory Authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. seq., and equivalent foreign regulations.
1.25    “Initial LiquiTime Product” means:
a.    the LiquiTime Product incorporating [***] as its API described on Exhibit B;

b.    the LiquiTime Product incorporating [***] as its API described on Exhibit B; or

c.    the LiquiTime Product incorporating the Selected Compound as its API described on Exhibit B, provided that such description shall be updated as reasonably necessary and agreed to by the Parties upon determination of the Selected Compound pursuant to Section 4.1.

1.26    “Initial Product” means an Initial LiquiTime Product or the Initial Tablet Product.
1.27    “Initial Tablet Product” means the Tablet Product described on Exhibit B.
1.28    “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable), provided that Know-How shall not include Patents.
1.29    “LiquiTime Product” means a product incorporating the LiquiTime Technology and any Product Compound(s), including but not limited to the Initial LiquiTime Products.
1.30    “LiquiTime Technology” means Avadel’s and its Affiliates’ modified/controlled release liquid suspension formulation technologies for pharmaceuticals, including as further described in the Initial Avadel Patents set forth under the heading “LiquiTime Technology” on Exhibit A.
1.31    “NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell a Product for human therapeutic use in the United States (including a new drug application submitted under Section 505(b)(2) of the Act).

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

1.32    “Net Sales” means gross amounts invoiced or otherwise received for Cerecor’s, its Affiliates’, and Sublicensees’ sales of Products, less the sum of the following, to the extent related to the sale of such Products: (1) discounts in amounts reasonable or customary in the trade, including but not limited to trade, cash, consumer, and quantity discounts, and credits, price adjustments or allowances for damaged Products, returns, defects, recalls or rejections of Products or retroactive price reductions; (2) reasonable rebates, credits, and chargeback payments granted to federal, state/provincial, local and other governments, managed health care organizations, or private payors, including their agencies, purchasers, and/or reimbursers, under programs available under or required by Applicable Law, or reasonably entered into to sustain and/or increase market share for Products; (3) sales, value added, use, excise, and similar taxes, provided that value added taxes shall only be deducted to the extent not recovered by Cerecor from the applicable tax authority; (4) amounts allowed or credited on returns for defective, damaged, returned, expired, or otherwise unuseable or unsaleable Products; (5) freight, shipping, handling, and insurance charges; (6) import or export duties, tariffs, or similar charges; and (7) distribution commissions/fees (including fees related to services provided pursuant to distribution service agreements with wholesalers) payable to any Third Party providing distribution services with respect to Products. Such amounts shall be determined from the books and records of Cerecor, its Affiliates, and Sublicensees maintained in accordance with such reasonable accounting principles as may be consistently applied by Cerecor, its Affiliates, and Sublicensees.
Products are considered “sold” at the earlier of: (a) when such Product is shipped to the Third Party purchaser thereof or (b) when billed out or invoiced. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products used by Cerecor, its Affiliates, or Sublicensees for their internal use, (ii) the distribution of reasonable quantities of promotional samples of Products, (iii) Products provided for clinical trials or research, development, or evaluation purposes, or (iv) Products provided by or on behalf of Cerecor, an Affiliate thereof, or a Sublicensee to Cerecor, an Affiliate thereof, or a Sublicensee for purposes of resale, provided such resale is subject to or triggers payments due Avadel under Section 3.1 of this Agreement.
In the event Cerecor, an Affiliate thereof, or a Sublicensee sell the Product together with other products to Third Parties in a particular country in the Territory and the price attributable to the Product is less than the average price of “arm’s length” sales of the Product alone in the particular country for the reporting period in which such sales occur (such sales to be excluded from the calculation of the average price of “arm’s length“ sales of the Product alone), Net Sales for any such sales shall be calculated based on the average price of “arm’s length” sales by Licensee, Affiliate or Sublicensee, as applicable, of the Product alone and in the country during the reporting period in which such sales occur. If the average price of “arm’s length” sale of the Product cannot be determined in any given country, the Net Sales for any applicable sales under this paragraph will be calculated based on the value of the Product sold to similar customers in countries with similar pricing and reimbursement structures and for similar quantities.

1.33    “Paragraph IV Certification” means a certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, which

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

shall include but not be limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any jurisdiction outside the United States, included in (or made with respect to or in connection with) a regulatory filing concerning a Product and challenging the validity, infringement, or enforceability of any Avadel Patent(s).
1.34    “Patent(s)” means any granted or issued patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, supplemental examinations, patents reviewed under post grant review or inter partes review, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.
1.35    “Pilot BE Studies” means the studies described on Exhibit C. The exact number of healthy volunteers and number of formulation arms to be studied in the Pilot PK study for each product will be agreed by the Parties prior to the initiation of each study.
1.36    “Product” means a Tablet Product or LiquiTime Product.
1.37    “Product Compound” means [***], [***], and the Selected Compound.
1.38    “Regulatory Approval” means any and all approvals (including supplements, amendments, and pre- and post-approvals, but excluding pricing or reimbursement approvals), licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in Cerecor’s reasonable judgment, sale of a Product for use as a human pharmaceutical or biologic in a particular jurisdiction.
1.39    “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical or biological products in a particular jurisdiction, including the FDA with respect to the United States, and where applicable any ethics committee or any equivalent review board.
1.40    “Regulatory Filing” means, with respect to the United States, an NDA, BLA, or IND, any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any other filings or submissions required by or provided to Regulatory Authorities relating to the manufacture, Development or Commercialization of any Product, including any supporting documentation, data, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.
1.41    “Selected Compound” means the API selected for development in a LiquiTime Technology-based Product in accordance with Section 4.1.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

1.42    “Sublicensee” means a Third Party granted a sublicense to any of the rights granted to Cerecor and, if and as applicable, its Affiliates under this Agreement.
1.43    “Tablet Product” means a product incorporating the Tablet Technology and [***]
1.44     as an API, including but not limited to the Initial Tablet Product.
1.45    “Tablet Technology” means the composition and process for producing Orally Disintegrating Tablets (ODTs) containing the appropriate microparticles to produce the target dissolution profiles and PK profiles. Such ODT approaches are well known and widely available and at present Avadel does not have any proprietary technology in this field.
1.46    “Term” has the meaning assigned to it in Section 8.1.
1.47    “Territory” means the world.
1.48    “Third Party Fees” means any and all licensing fees and payments received by Cerecor from a Sublicensee as consideration for the grant of any rights thereto under any Avadel Know-How or Avadel Patents with respect to any Product, including, but not limited to, up-front, milestone and similar payments, but which shall exclude (i) royalties or similar payments calculated on the basis of Product sales, (ii) amounts received (in advance or as reimbursement) to cover costs incurred or to be incurred by Cerecor or its Affiliates with respect to the performance of research, development, manufacturing, regulatory, or Commercialization activities under the applicable sublicense agreement, (iii) amounts received as advances or reimbursement for costs incurred or to be incurred by Cerecor or its Affiliates with respect to the filing, prosecution, maintenance, defense, or enforcement of patent or other intellectual property rights or any regulatory activities or matters, and (iv) purchases of debt or equity securities by a Sublicensee to the extent the price paid therefor does not exceed the fair market value thereof, as reasonably determined in good faith by Cerecor’s, board of directors. For the avoidance of doubt, payments in consideration of a sale of all or substantially all of the assets or business of Cerecor (or that portion thereof related to the subject matter of this Agreement) in a transaction, including but not limited to those which include an assignment of this Agreement, shall not be deemed Third Party Fees.
1.49    “United States” or “U.S.” shall mean the United States of America and its territories and protectorates.
1.50    “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued Patent, notwithstanding the foregoing definition.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

2.	LICENSES; SUBLICENSING.
2.1    License to Cerecor. Avadel hereby grants to Cerecor and its Affiliates a royalty-bearing exclusive license, with the right to sublicense as set forth in Section 2.2 and transferable with this Agreement pursuant to Section 11.1, under the Avadel Technology to make, have made, use, sell, offer for sale, import, export, Develop, and Commercialize the Products in the Field in the Territory.
2.2    Sublicensing. Cerecor and its Affiliates shall have the right to sublicense their rights under this Agreement (including but not limited to such rights granted under Section 2.1) to one or more Third Parties (and such Third Parties’ rights may include the right to further sublicense the rights granted hereunder). Each such sublicense shall (i) be consistent with this Agreement and (ii) contain terms and conditions reasonably sufficient to enable Cerecor to comply with the terms of this Agreement.

2.3    Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Cerecor may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event Cerecor elects to retain its rights as a licensee under such Code, Cerecor shall be entitled to complete access to any technology or intellectual property licensed to it hereunder and all embodiments of such technology and intellectual property. Such embodiments of the technology and intellectual property shall be delivered to Cerecor not later than:
a.    the commencement of bankruptcy proceedings against Avadel, upon written request, unless Avadel elects to perform its obligations under this Agreement, or
b.    if not delivered above under this Section 2.3, upon the rejection of this Agreement by or on behalf of Avadel, upon Cerecor’s written request.

3.	FINANCIAL TERMS

3.1    Royalty Payments. Except as otherwise set forth in this Agreement, Cerecor shall pay to Avadel [***] percent ([***]%) of (i) Net Sales of all Products sold by Cerecor, its Affiliates, and Sublicensees and (ii) any Third Party Fees received by Cerecor and its Affiliates in respect to the Products.
3.2    Loss of Patent Coverage. Beginning with the first Calendar Quarter during which, at any time therein, there are no Valid Claims Covering a particular Product in a particular country, the royalty rate applicable under Section 3.1 for Net Sales of such Product in such country shall, if not already reduced pursuant to Section 3.4 below, be reduced by [***] percent ([***]%) for such Calendar Quarter and each Calendar Quarter thereafter.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

3.3    Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the Applicable Laws of any country in the Territory under the Avadel Patents, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the total amount payable under this Section 3 with respect to sales of Products in such country will be adjusted to match any lower amount such Third Party may be allowed to pay with respect to the sales of such Products in such country, with such lower amount subject to further adjustments pursuant to Sections 3.2 and 3.4.
3.4    Royalty Term. Subject to any earlier termination of this Agreement, amounts due under Section 3.1 (as such royalties may be adjusted under this Agreement) shall only be payable, on a Product-by-Product and country-by-country basis, with respect to Net Sales of a particular Product in a particular country until the [***] anniversary of the Effective Date (the period from the Effective Date until such anniversary, the “Royalty Term”). Notwithstanding anything to the contrary, on a Product-by-Product and country-by-country basis, upon the Generic Entry with respect to a Product in a country in the Territory, the royalty rate applicable under Section 3.1 for Net Sales of such Product in such country during the Royalty Term shall be reduced to [***] percent ([***]%) of the royalty rate set forth in Section 3.1 for such Calendar Quarter and each Calendar Quarter thereafter. For clarity, Cerecor shall not have any payment obligations under this Section 3 with respect to any Products sold following the Royalty Term.
3.5    Payments and Payment Reports. Except as otherwise provided in this Section 3, all royalties and payments due under this Section 3 shall be paid within ninety (90) Calendar Days of the end of the Calendar Quarter during which the applicable Net Sales occur. Each royalty payment shall be accompanied by a statement stating (as applicable) the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant Calendar Quarter by Cerecor, its Affiliates, and Sublicensees and detailing the calculation of royalties and amounts due for such Calendar Quarter.
3.6    Payment Method. All payments due under this Agreement to Avadel shall be made by bank wire transfer in immediately available funds to an account designated by Avadel in writing. All payments hereunder shall be made in the legal currency of the United States.
3.7    Taxes. In the event any tax or similar amount is paid or required to be withheld by Cerecor or any Affiliate thereof for the benefit of Avadel on account of any royalties or other payments payable to Avadel under this Agreement, the corresponding amounts payable to Avadel shall be reduced by the amount of taxes or similar amounts deducted and withheld, and Cerecor shall pay the amounts of such taxes or similar amounts to the proper Governmental Authority in a timely manner and promptly transmit to Avadel an official tax certificate or other evidence of such tax or other obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Avadel to claim such payment of taxes or similar amounts. Any such withholding taxes or similar amounts required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Avadel. Cerecor will provide Avadel with, at Avadel’s expense, reasonable assistance to enable Avadel to recover such taxes or amounts otherwise withheld as permitted by law.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

3.8    Sublicenses. For avoidance of doubt, the Parties agree that in the event that Cerecor grants licenses or sublicenses to Third Parties any right under Avadel Technology to sell Products, Cerecor shall include in such licenses or sublicenses an obligation for such Sublicensee to account for and report its sales of Products on a basis reasonably sufficient to enable Cerecor to pay Avadel the royalties due under this Agreement and satisfy Cerecor’s reporting obligations hereunder.
3.9    Foreign Exchange. With respect to Net Sales invoiced in a currency other than United States dollars, such Net Sales will be converted into the United States dollar equivalent using the average conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) during the applicable Calendar Quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.
3.10    Interest. If Cerecor fails to make any payment when due to Avadel under this Agreement, then interest shall accrue on the balance due on a daily basis at a rate equal to LIBOR (as published in The Wall Street Journal, New York edition) plus one percent (1%), or at the maximum rate permitted by applicable law, whichever is the lower, until Cerecor meets the full financial obligation due.
3.11    Records; Audits. Cerecor shall keep or cause its Affiliates to keep such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement; such records must be kept for a minimum of three (3) years following the Calendar Year to which such records pertain. At the request (and expense) of Avadel, Cerecor shall permit Avadel to engage an independent certified public accounting firm reasonably acceptable to Cerecor, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to Avadel’s request, the correctness or completeness of any royalty report or payment made under this Agreement. Avadel shall promptly provide a copy of the results of any such audit or examination to Cerecor. Avadel shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding [***] percent ([***]%) of the amount actually due hereunder with respect to any particular Calendar Year, in which case Cerecor shall bear the reasonable, documented cost of the performance of such audit or examination. Cerecor shall promptly pay to Avadel the amount of any underpayment of royalties revealed by such an examination and review. Any overpayment by Cerecor of royalties or any other amount paid to Avadel revealed by ans examination and review shall, in Cerecor’s sole discretion, (i) be fully-creditable against future payments under this Agreement or (ii) refunded to Cerecor within thirty (30) Calendar Days of its request.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

4.    COMPOUND SELECTION; PRODUCT DEVELOPMENT; TECHNOLOGY TRANSFER
4.1Compound Selection. The Parties shall use reasonable good faith efforts to, within ninety (90) Calendar Days of the Effective Date (such period, the “Selection Period”), agree in writing on the API to be incorporated into the third Initial LiquiTime Product (other than those incorporating [***] and [***]) to be developed pursuant to Section 4.2 and with respect to which API and corresponding Products rights are granted under Section 2.1, provided that, in the event the Parties do not agree on such API within the Selection Period, Cerecor shall be entitled, upon written notice to Avadel given at any time within fifteen (15) Calendar Days of the end of the Selection Period, to select stiripentol or any other API as the “Selected Compound” for purposes of this Agreement.
4.2Product Development.
a.    Performance of Avadel Development Program. Avadel shall use reasonable diligent efforts to research and develop the Initial Products in order to develop a stable formulation of each Initial Product satisfying the applicable criteria set forth therefor on Exhibit C and otherwise reasonably suitable for Development and Commercialization as a pediatric pharmaceutical, which obligations shall include (i) the prompt performance of the research, development, manufacturing, and related obligations and responsibilities specified in the development program set forth on Exhibit B with respect to each Initial Product (the “Avadel Development Program”) according to the timelines set forth therein and (ii) the completion of Pilot BE Studies for each Initial Product satisfying the criteria for success therefor set forth on Exhibit C (such completion, “Successful Completion” for an Initial Product). Avadel shall provide Cerecor a written quarterly update, within fifteen (15) days of the end of each month, summarizing the progress and results of Avadel’s efforts to perform its obligations and responsibilities under this Section 4.2.a., and any ongoing plans with respect thereto. Avadel shall use reasonable diligent efforts to complete the Avadel Development Program for the Initial Products within eighteen (18) months from the Effective Date.
b.    Changes to Development Program. The Parties shall reasonably cooperate in good faith to develop a more detailed and complete version of the Avadel Development Program and budget for the various components thereof as soon as reasonably possible, but in any event within thirty (30) days, following the Effective Date. Upon the Parties’ written agreement with respect to such more detailed and complete version of the Avadel Development Program and budget therefore, such more detailed and complete version of the Avadel Development Program shall, subject to any further changes made thereto in accordance with this subsection b., be the Avadel Development Program for purposes of this Agreement. The Parties shall reasonably cooperate in good faith to adjust the Avadel Development Program in a manner useful or necessary to achieve its goal of developing the Initial LiquiTime Products and Initial Tablet Product for Development and Commercialization by Cerecor for pediatric human

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

health applications, provided that any changes to the Avadel Development Program shall only be effective as agreed to in writing by the Parties.
c.    Development Documentation, Results, Reporting, and Inspection.
1.    Cerecor will own all documentation, including all notes, summaries, reports, and analyses related thereto, developed or generated by or on behalf of either Party or any Affiliate thereof solely in connection with the Avadel Development Program or performance of Avadel’s obligations under Section 4 (collectively, all of the foregoing, the “Development Documentation”), and all data, results, information, and know-how resulting solely from the conduct of the Avadel Development Program or performance of Avadel’s obligations under Section 4 (the “Development Results”). Avadel hereby assigns, and shall cause its Affiliates to assign, to Cerecor all right, title, and interest in all Development Documentation, Development Results, and any intellectual property rights solely associated with such Development Documentation or Development Results. Avadel shall take all actions, and shall cause its Affiliates and its and their contractors to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably required, and reasonably requested by Cerecor, to effect the purposes of the foregoing. Notwithstanding the foregoing, Avadel shall have a royalty-free license and right to use any Development Documentation or Development Results as necessary for the filing, maintaining or prosecution of any Avadel Patent.

2.    Avadel shall maintain, and shall cause its Affiliates to maintain, accurate and adequate books and records in connection with the performance of its obligations and responsibilities under the Avadel Development Program, Section 4, and this Agreement in accordance with Applicable Laws and in reasonably sufficient detail and a scientific and professional manner appropriate for regulatory and commercial purposes, including to support Regulatory Filings and support and obtain Regulatory Approvals. Avadel shall retain, and shall cause its Avadel to retain, all such books and records for not less than three (3) years following the expiration or termination of this Agreement or for such longer period as required by Applicable Law. Thereafter, Avadel shall not destroy such records without giving Cerecor prior written notice of such proposed destruction and the reasonable opportunity to store such records or to have such records shipped to Cerecor, at Cerecor’s reasonable, documented expense. During the term of this Agreement, Avadel shall (i) promptly provide Cerecor all Development Results as they are generated, (ii) furnish detailed written reports regarding the progress and results of Avadel’s obligations under the Avadel Development Program on a quarterly basis, and (iii) provide to Cerecor or any designee thereof any Development Documentation upon request.

3.    At the request (and expense) of Cerecor, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

determine, with respect to any Calendar Year ending not more than three (3) years prior to such request, the correctness or completeness of any report or invoice by Avadel under this Agreement or whether or not Avadel has complied with the terms of this Agreement. Cerecor shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses a breach of this Agreement or error in invoicing by Avadel, in which case Avadel shall bear the reasonable, documented cost of the performance of such audit or examination and, if an overpayment was made by Cerecor, promptly refund to Cerecor the amount of such overpayment.

d.    Development Costs. Except as otherwise set forth in this Section 4.2.d., Avadel shall bear the entire cost and expense of performing the Avadel Development Program and its other obligations under this Section 4. Avadel shall maintain reasonably complete and accurate records of all costs and expenses incurred with respect to the performance of the Avadel Development Program and Avadel’s obligations under this Section 4. Avadel will use Commercially Reasonable Efforts to perform the Avadel Development Program and perform its obligations under Section 4.2.a. without incurring any Direct Costs in excess of $1,000,000. To the extent the reasonable, documented, Direct Cost of Avadel’s performance of its obligations under Section 4.2.a. will exceed $1,000,000, Avadel will provide reasonable written advance notice thereof to Cerecor, including in such notice a written itemized detailed description of the reasonably expected costs, on an Initial Product-by-Initial Product and activity-by-activity basis, to complete the performance of such obligations. To the extent Cerecor elects in writing to support any such Direct Costs in excess of $1,000,000 for any such activity(ies) for any Initial Product(s), (i) Avadel shall promptly perform such activity(ies) for such Initial Product(s) and (ii) Cerecor shall reimburse Avadel for such Direct Costs within thirty (30) days of its receipt of a written invoice with respect thereto. In the event Cerecor elects to not support any such Direct Costs in excess of $1,000,000 with respect to any particular activity(ies), Avadel shall not be obligated to perform such activity(ies) to the extent doing so would cause Direct Costs for the Avadel Development Program to exceed $1,000,000. Cerecor shall not be responsible for any costs under this Section 4.2.d. except to the extent it has made such a written election with respect thereto as set forth above.

4.3Technology Transfer. Upon the Effective Date and, as applicable, (i) Successful Completion for an Initial Product or (ii) Cerecor’s written election prior to Successful Completion, Avadel shall transfer to Cerecor, at no additional cost, all Avadel Know-How, which shall include but not be limited to all formulation, development, manufacturing, analytical testing, device testing, stability, pre-clinical, and clinical data, trade secrets, and other regulatory data related to any Product, including the formulation therefor. Avadel shall, at Avadel’s cost, take any and all actions requested by Cerecor to effect the foregoing transfer as promptly as practicable following the Effective Date and, as applicable, (i) Successful Completion for an Initial Product or (ii) Cerecor’s written election prior to Successful Completion, which shall include but not be limited to taking all reasonable actions necessary to enable Cerecor to

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

undertake the manufacture, Development and Commercialization of Products under this Agreement. Such actions shall include providing Cerecor with:
i.    DMFs and any study, drug, device, or other master files relating to any Product;
ii.    copies of all data files, analyses, listings and tables of results, and copies of all case report forms from all research, development, or formulation work relating to any Product;
iii.    access to all contractors relating to any Product and any contracts therewith;
iv.    the data, files and results of any chemistry, manufacturing, or control-related activities regarding any Product; and
v.    all other information generated as part of the Avadel Development Program or constituting Development Results, Development Documentation, or Avadel Know-How that Cerecor may reasonably request that may be necessary to Cerecor for the manufacturing of Products or conducting preclinical studies and clinical trials and other Development activities with respect to any Products, or manufacture or Commercialization of any Products.
4.4Additional Assistance. In the event Cerecor desires assistance from Avadel in connection with any activities related to preclinical development of a Product, including further lead optimization, assay development and validation, production of toxicology/GMP material or performance of toxicology studies, Cerecor shall provide written notice thereof to Avadel and the parties shall enter into good faith discussions concerning the financial and other terms upon which such assistance may be provided by Avadel, provided that Avadel shall not have any obligation to provide such assistance unless and until the Parties have executed a mutually agreeable definitive written agreement governing the provision of such assistance.

4.5Regulatory Filings. Cerecor (or its Affiliates or Sublicensees) will own and be responsible for all Regulatory Filings and Regulatory Approvals in the Territory. Cerecor shall use Commercially Reasonable Efforts to maintain (or cause its Affiliates and Sublicensees to maintain) reasonably complete and accurate records of all material work performed by Cerecor in furtherance of the Development and Commercialization of Products and all material results, data and developments generated by Cerecor in conducting such activities. Such records shall be maintained in reasonably sufficient detail and in a manner reasonably appropriate for patent and regulatory purposes.
4.6    Compliance. Cerecor shall comply, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and any Sublicensees comply, with all Applicable Laws in the exercise of the rights granted under this Agreement.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

5.    PATENT PROSECUTION, MAINTENANCE, AND DEFENSE.
5.1    Prosecution and Maintenance. Avadel shall have primary responsibility for, and use Commercially Reasonable Efforts to pursue, the filing, prosecution, maintenance, and, subject to Section 6.4, defense of the Avadel Patents and be responsible for all reasonable costs and expenses it incurs with respect thereto. Avadel will, to the extent reasonably practicable, provide Cerecor a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to the Avadel Patents, provided that all decisions with respect to the filing, prosecution, maintenance, and, subject to Section 6.4, defense of the Avadel Patents under this Section 5.1 shall be made by Avadel in its reasonable discretion. Exhibit A shall be updated periodically to reflect the further prosecution of Avadel Patents and the addition of any Avadel Patents coming under the ownership or control of Avadel or any Affiliate thereof after the Effective Date. Avadel shall not abandon prosecution, maintenance, or defense of any Avadel Patent without first notifying Cerecor in writing in a reasonably timely manner of Avadel’s intention and reason therefor, and providing Cerecor with reasonable opportunity to assume the prosecution, maintenance, and defense of such Avadel Patent as set forth in Section 5.2.
5.2    Abandonment. Avadel shall not abandon the prosecution, maintenance, or defense of any Avadel Patent unless it first gives Cerecor prior written notice of such abandonment, which notice shall specify the specific Avadel Patent(s) subject to such abandonment and be given at least [***] ([***]) Calendar Days prior to any deadlines relating to such Avadel Patent(s). Cerecor shall have the right, upon written notice to Avadel given during such [***] ([***]) Calendar Day period, to assume control of prosecution, maintenance, and defense of such Avadel Patent(s) by having Avadel assign such Patent(s) to Cerecor. In the event of such a notice from Cerecor with respect to a particular Patent, (i) Avadel shall assign, and hereby assigns, all right, title, and interest therein to Cerecor, free and clear of all liens, claims, and encumbrances, and agrees to take any and all actions reasonably requested by Cerecor to effect and further the foregoing and (ii) such Patent(s) assigned to Cerecor shall no longer be considered an Avadel Patent for purposes of this Agreement.
5.3    Patent Term Extensions. Cerecor shall promptly notify Avadel of the issuance of each Regulatory Approval and, where reasonably and legally possible and reasonably useful or materially valuable in the Commercialization of Products, Avadel shall, if and as requested by Cerecor, (i) use Commercially Reasonable Efforts to, assist Cerecor, its Affiliates, and Sublicensees in obtaining all available Patent Term Extensions and (ii) take all actions necessary to obtain all Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable.

6.	PATENT INFRINGEMENT.
6.1    Notice. If either Party becomes aware of any actual, potential, or alleged infringement of any of the rights to Avadel Patents granted to Cerecor under this Agreement with respect to Products, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement. Notwithstanding the foregoing,

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

each Party shall notify the other Party within two (2) Business Days of its receipt of, or receipt of notice of, any Paragraph IV Certification.
6.2    Infringement of Avadel Patents. With respect to any actual, potential, or alleged infringement of the rights to Avadel Patents granted hereunder, which shall include, to the extent permitted under Applicable Law, any infringement or other claims resulting from, or legal actions or proceedings enabled or permitted by, any Paragraph IV Certification, Cerecor shall have the first and primary right, but not the obligation, to, at its expense, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect thereto. In any such litigation brought by Cerecor, Cerecor shall have the right to use and sue in Avadel’s name and join Avadel as a party to such litigation, and Avadel shall cooperate reasonably with respect thereto, as requested by Cerecor, at Cerecor’s expense. If, within one hundred eighty (180) Calendar Days of the notice in Section 6.1 (or, in the case of a Paragraph IV Certification, thirty-five (35) Calendar Days from the date of Cerecor’s receipt of the Paragraph IV Certification or notice thereof from Avadel), Cerecor shall, (i) have been unsuccessful in persuading the actual, potential, or alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement or other action with respect to such actual, potential, or alleged infringement or Paragraph IV Certification, or (iii) has not entered into settlement discussions with respect to such actual, potential, or alleged infringement or Paragraph IV Certification, or if Cerecor notifies Avadel that it has decided not to undertake any of the foregoing against any such alleged, potential, or actual infringer or Third Party making such Paragraph IV Certification, then Avadel shall have the right, at its expense, to bring suit to enforce such Avadel Patents against such actual, alleged, or potential infringer, or take action with respect to such Paragraph IV Certification, at its own expense, unless Cerecor has provided Avadel with a reasonable strategic rationale for not taking action to terminate such actual, potential, or alleged infringement or with respect to such Paragraph IV Certification. Notwithstanding the foregoing, neither Cerecor nor Avadel shall, and neither Cerecor nor Avadel shall permit any Affiliate thereof or Third Party to, proceed against an alleged infringer of the Avadel Patents in the Territory without first consulting with the other Party regarding the strategy for such proceeding and considering in good faith the other Party’s comments regarding such proceeding.
6.3    Infringement of Third Party Rights. In the event that a claim of infringement of a Third Party’s Patents is made or brought against either Party with respect to the manufacture, use, sale, or importation of a Product, the Party receiving such claim shall promptly inform the other Party in writing, and the Parties shall consult with each other in order to develop a strategy for addressing the alleged infringement. Each Party shall reasonably cooperate with the other Party, as reasonable requested thereby, in any investigations undertaken to determine any potential infringement. As between the Parties, Cerecor (and/or its Affiliates and Sublicensees) shall have the first and primary right, but not the obligation, at its own expense (subject to Section 6.6) to defend, control the defense of, and/or settle any such claim against Cerecor, its Affiliates, or Sublicensees, using counsel of its own choice.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

6.4    Defense of Avadel Patents Against Third Party Challenge.
(a)    Notice. If either Party becomes aware of any declaratory judgment or similar legal actions brought by any Third Party seeking to invalidate or hold any Avadel Patents unenforceable (such an action, a “Challenge”), such Party shall give to the other Party prompt and reasonably detailed written notice of such Challenge. This Section 6.4 sets forth the rights of the Parties to commence and/or undertake a defense of any Challenge (such defense, a “Defensive Action”).
(b)    Right to Defend. Cerecor shall have the first right but not the obligation to commence and undertake a Defensive Action or, subject to Section 6.5, negotiate or enter into any settlement or voluntary disposition thereof. If Cerecor has not exercised its first right to commence and/or undertake a Defensive Action within thirty (30) days of receipt of notice of the applicable Challenge, it shall promptly notify Avadel in writing and Avadel may, by written notice to Cerecor, commence and/or undertake such defense (either such Party who commences and/or undertakes such defense, the “Defending Party”). At the Defending Party’s request, the non-Defending Party shall provide the Defending Party with all relevant documentation (as may be requested by the Defending Party) evidencing that the Defending Party is validly empowered by the non-Defending Party to initiate and undertake such Defensive Action, as applicable. The non-Defending Party shall join the Defending Party in its Defensive Action if the Defending Party reasonably determines that this is necessary to demonstrate “standing to defend.” The Defending Party shall have the sole and exclusive right to select counsel for any defense initiated by it pursuant to this Section 6.4(b) (but not the non-Defending Party’s counsel). Cerecor’s or Avadel’s rights under this Section 6.4(b) may be exercised by their respective Affiliates or in Cerecor’s case, Sublicensees.
(c)    Reasonable Assistance. Each Party (if it is not the Defending Party) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement, pursuant to Sections 6.4(d) and 6.6, of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-Defending Party in providing such assistance.
(d)    Costs and Expenses of a Defensive Action. In the event Cerecor is the Defending Party, Cerecor shall bear one hundred percent (100%) of its reasonable, documented out of pocket expenses incurred in such Defensive Action, including, for such purposes, Avadel’s reasonable, documented out of pocket cost of rendering any assistance provided at Cerecor’s request pursuant to Section 6.4(c). In the event Avadel is the Defending Party, Avadel shall bear one hundred percent (100%) of the reasonable, documented out of pocket expenses incurred in such Defensive Action, including, for such purposes, Cerecor’s reasonable, documented cost and expense of rendering any assistance provided at Avadel’s request pursuant to Section 6.4(c),
6.5    Litigation Control. The Party pursuing or controlling any action or defense under Section 6.2, 6.3, or 6.4 (the “Controlling Party”) shall be free to enter into a settlement,

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement or voluntary disposition thereof, (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or non-indemnified obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in advance and in writing by the Secondary Party, (iii) any settlement, consent judgment or other voluntary disposition of such actions which limits the scope, validity, or enforceability of, or otherwise may adversely affect, any Avadel Patents shall not be entered into, consented to, approved, or agreed upon without the other Party’s prior written approval, (iv) any settlement, consent judgment or other voluntary disposition of such actions which would reasonably be anticipated to materially, adversely, and directly affect Avadel’s ability to make, use, or sell any products, other than the Products, incorporating the LiquiTime Technology shall not be entered into, consented to, approved, or agreed upon without Avadel’s prior written consent, and (v) any settlement, consent judgment or other voluntary disposition of such actions that would reasonably be expected to materially adversely affect the ability of Cerecor, its Affiliates, or any Sublicensees to manufacture, Develop or Commercialize Products shall not be entered into, consented to, approved, or agreed upon without Cerecor’s prior written consent. With respect to clause (ii) or (iii) above in this Section 6.5, the Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within fifteen (15) Business Days of any request for such approval by the Controlling Party, provided that (X) in the event Secondary Party wishes to deny such approval, such notice shall include a written description summarizing the Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (Y) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) Business Day period. Any recovery or damages received by the Controlling Party with respect to the infringement of the rights to Avadel Patents granted under this Agreement, or in settlement of any matter subject to Section 6.2, 6.3, or 6.4, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses (excluding, with respect to any costs or expenses incurred by Avadel, compensation of any employees or consultants of Avadel or any Affiliate thereof) incurred in connection with such action or settlement, and the remainder shall be split [***] percent ([***]%) to Controlling Party and [***] percent ([***]%) to Secondary Party. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any proceeding governed by this Section 6.5.
6.6    Reimbursement. Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Section 6 (which reimburseable costs shall exclude any costs or expenses incurred by Avadel with respect to its compensation of any employees or consultants of Avadel or any Affiliate thereof). Each Party shall pay the other Party such amounts within thirty (30) Calendar Days of its receipt of any such invoice, except to the extent such amounts are the subject of a good faith dispute, in which the amounts subject to such dispute shall be due within thirty (30) Calendar Days of the resolution of such dispute.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

6.7    Litigation Credit. To the extent there is no recovery of damages, or amounts received in settlement, by Cerecor or its Affiliates with respect to any matter contemplated by Section 6.2, 6.3, or 6.4 above, or all such amounts received with respect to a particular matter are insufficient to fully reimburse Cerecor or its Affiliates for any amounts incurred thereby with respect to such matter (including but not limited to attorneys’ fees, out-of-pocket costs, and all amounts paid as judgments, damages, or in settlement) (such amounts, “Infringement Costs”), Cerecor shall be entitled to credit [***] percent ([***]%) of Infringement Costs (such [***] percent ([***]%), the “Infringement Cost Credit”) against royalties or other fees thereafter payable to Avadel under this Agreement. If the total Infringement Cost Credit applicable for any particular Calendar Quarter exceeds more than [***] percent ([***]%) of amounts payable to Avadel under this Agreement with respect to such Calendar Quarter, then the amount of such Infringement Cost Credit in excess of [***] percent ([***]%) of the amounts payable to Avadel under this Agreement with respect to such Calendar Quarter shall be carried over and credited against payments due in future Calendar Quarters, subject to such [***] percent ([***]%) limitation (and continued rollover) in each case.
6.8    Covenant Not To Challenge. Cerecor and its Affiliates covenant not to directly or indirectly challenge the validity or enforceability of any of the Avadel Patents from the Effective Date of this Agreement through the last-to-expire Term of this Agreement, and Cerecor shall obtain from, and use Commercially Reasonable Efforts to enforce against, each of its Sublicensees a corresponding covenant with respect to any Avadel Patents sublicensed to such Sublicensee. This covenant is personal to Avadel and its Affiliates and its successors and assigns.
6.9    Trademarks. Cerecor, its Affiliates, and Sublicensees may, in their sole discretion, select trademarks for the Products (“Product Marks”) and shall own all such trademarks. To the extent Cerecor, its Affiliates, and Sublicensees pursue trademarks for Products, as between the parties, Cerecor, its Affiliates, and Sublicensees shall have the sole responsibility for the filing, prosecution and maintenance of registrations of trademarks for Products, at their sole expense.

7.	CONFIDENTIALITY
7.1    Confidentiality Obligations. The Parties agree that, for the Royalty Term and for five (5) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.
7.2    Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
(a)    made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;
(b)    otherwise required to be disclosed by any applicable law, rule, or regulation (including, without limitation, the U.S. federal securities laws and the rules and regulations promulgated thereunder) or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;
(c)    made by such Party, in connection with the performance of this Agreement, to such Party’s Affiliates, licensees or sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations no less than substantially as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or
(d)    made by such Party to existing or potential acquirers, collaborators, licensees, licensors, sublicensees, investment bankers, accountants, attorneys, investors, merger or acquisition candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.
7.3    Publicity. Press releases or other similar public communication by either Party not required by any applicable law, rule, or regulation or the requirements of any stock exchange to which a Party is subject and disclosing the existence or terms of this Agreement, or concerning either Party’s performance or exercise of its rights under this Agreement, will require the advance written approval of the other Party, provided that, notwithstanding the forgoing, any such release or communication by Cerecor, any Affiliate thereof, or any Sublicensee related to the Development or Commercialization of any Product shall not require Avadel’s prior written consent. The foregoing notwithstanding, communications required by any applicable law, rule,

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

or regulation or the requirements of any stock exchange to which a Party is subject, and disclosures of information for which consent has previously been obtained, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof, provided that, with respect to any such communications required by any applicable law, rule, or regulation or the requirements of any stock exchange to which a Party is subject, the Party required to make such disclosure shall, to the extent reasonable practicable and such disclosure does not include information for which consent has previously been obtained, provide the other Party a reasonable opportunity to review and comment on such communications.
7.4    Publications. Subject to Sections 7.1, 7.2, and 7.3 and this Section 7.4, each Party shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to Avadel Technology or any Product; provided, however, that:
a.     if Cerecor or any Affiliate thereof desires to publish or present any such information, then the following procedure shall apply: (i) Cerecor shall first provide a copy of the proposed publication or presentation to Avadel for review and comment thirty (30) Calendar Days in advance of any submission for publication or presentation (or, in the case of any presentation, fifteen (15) Calendar Days in advance of such submission) (such thirty (30) or fifteen (15) Calendar Day period, the “Review Period”); (ii) if during the Review Period Cerecor receives written notice from Avadel identifying specific Confidential Information of Avadel in such a proposed publication or presentation, then, at the reasonable request of Avadel in such notice and at Avadel’s option, Cerecor shall, and Cerecor shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees, delete such Confidential Information from the proposed publication and/or delay such publication or presentation for up to an additional thirty (30) Calendar Days in order to permit Avadel to file a patent application covering such Confidential Information; and
b.    if Avadel or any Affiliate thereof desires to publish or present any such information pertaining to any Product, then Avadel shall first provide a copy of the proposed publication or presentation to Cerecor for review and approval for a period not to exceed thirty (30) Calendar Days in advance of any submission for publication or presentation (or, in the case of any presentation, fifteen (15) Calendar Days in advance of such submission), and Avadel shall not submit, publish, or present such proposed publication or presentation without Cerecor’s prior written consent.

8.	Term and Termination
8.1    Term. This Agreement shall become effective on the Effective Date and shall continue, on a country-by-country and Product-by-Product basis, until the earlier of (i) the expiration of the Royalty Term for a particular Product in a particular country or (ii) the effective date of termination pursuant to Section 8.2, 8.3, 8.4, or 8.5 (the period from the Effective Date until such expiration or termination, the “Term”). Upon expiration of this Agreement pursuant to clause (i) above with respect to a particular Product and country, Cerecor and its Affiliates shall

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

have the perpetual, unrestricted, irrevocable, fully-paid, royalty-free exclusive right, with rights of sublicense, under Avadel Technology to make, have made, use, sell, offer for sale, and import such Product in such country.
8.2    Termination for Material Breach. If either Party (the “non-breaching Party”) believes the other Party (the “alleged breaching party”) is in material breach of any of such alleged breaching Party’s obligations under this Agreement, the non-breaching Party may give notice of such breach to the alleged breaching Party, and the alleged breaching Party shall have sixty (60) days in which to remedy such material breach or establish that it is not in material breach hereunder. If such alleged material breach is not remedied in the time period set forth above, the non-breaching Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement upon written notice to the alleged breaching Party.
8.3    Termination upon Insolvency. To the extent permitted under Applicable Laws, either Party may terminate this Agreement with respect to the other Party if, at any time, such other Party shall file, in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.
8.4    Termination upon Force Majeure. Either Party may terminate this agreement due to a Force Majeure event pursuant to Section 11.10.
8.5    Termination by Cerecor. This Agreement may be terminated by Cerecor, in its sole discretion, in its entirety, with respect to one or more Products, with respect to one or more countries, or with respect to one or more Products in one or more countries, upon sixty (60) Calendar Days’ written notice to Avadel.
8.6     Effects of Termination. Upon any termination of this Agreement (in whole or in part), other than the expiration of this Agreement or termination by Avadel pursuant to Section 8.2, Cerecor, its Affiliates, and Sublicensees shall have the privilege, subject to Cerecor’s payment of royalties as required under Section 3.1, of selling, within twelve (12) months of such termination (the “Termination Date”), any finished Products, or Products in inventory or the process of manufacture as of the Termination Date, that are subject to such termination. Cerecor shall also be responsible for any payments owed to Avadel pursuant to Section 4.2.d that have not yet been paid for the performance of the Avadel Development Program in accordance with this Agreement prior to the date of such termination. Upon termination of the Agreement by Avadel pursuant to Section 8.2 or by Cerecor pursuant to Section 8.5, the license granted pursuant to Section 2 herein shall be terminated and Avadel shall have all rights under the Avadel Know-How and Avadel Patents to make, have made, use, sell, offer for sale, import, export, Develop, and Commercialize the Products.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

8.7    Survival of Sublicenses. Notwithstanding any provision herein to the contrary, any sublicense granted in accordance with this Agreement under any Avadel Know-How or Avadel Patents shall remain in effect following termination of this Agreement by Avadel (except, with respect to any particular sublicense, if Avadel terminates this Agreement pursuant to Section 8.2 and the applicable Sublicensee’s uncured material breach of such sublicense is the direct cause of the uncured material breach of this Agreement enabling such termination by Avadel) and will, to the extent directly concerning the rights to Avadel Know-How and Avadel Patents granted hereunder and not imposing any obligations on Avadel in excess of those set forth herein, immediately and automatically be assigned to Avadel and deemed to be a direct license from Avadel to the applicable Sublicensee with respect to the rights originally granted under this Agreement that are the subject of such sublicense, in order to provide for the applicable Sublicensee’s continued enjoyment of its rights thereunder, with all payments thereunder due by such Sublicensee thereafter, to the extent solely and directly corresponding to, and due with respect to, the rights to Avadel Know-How and Avadel Patents granted under this Agreement, to be made directly to Avadel.
8.8    Survival. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect. The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 2.2, 2.3, 3.7, 3.9, 3.10, 3.11 (to the extent set forth therein), 7, 6 (other than Sections 6.8 and 6.9 thereof and only with respect to infringements occurring prior to termination or expiration) 8.1, 8.6, 8.7, 8.8, 9.3, 10.1, 10.2, 10.3, 10.4, 10.5 (to the extent set forth therein), and 11, together with any Sections referenced in such surviving provisions or necessary to give them effect.

9.	REPRESENTATIONS AND WARRANTIES
9.1    Representations and Warranties of Avadel. Avadel represents and warrants to Cerecor as follows:
a.    Avadel is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.
b.    Avadel has full power and authority to execute, deliver and perform this Agreement. There are no liens or other encumbrances on the Avadel Technology or any part of thereof which would interfere with the rights granted to Cerecor hereunder. This Agreement constitutes the legally binding and valid obligation of Avadel, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.
c.    The execution, delivery and performance by Avadel of this Agreement and the consummation of the transactions contemplated hereby will not result in any

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which Avadel or any Affiliate thereof is a party.
d.    There is no action, suit, proceeding or investigation pending or, to Avadel’s and its Affiliates’ knowledge, currently threatened orally or in writing against or affecting Avadel or any Affiliate thereof that questions the validity of this Agreement, the validity, enforceability, scope, or ownership of any Avadel Patent(s), or the right of Avadel to enter into this Agreement or consummate the transactions contemplated hereby and, to Avadel’s and its Affiliates’ knowledge, there is no basis for the foregoing.
e.    To the best of Avadel’s and its Affiliates’ knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority, or any Third Party, on the part of Avadel or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement.
f.    Avadel has disclosed in writing to Cerecor all Patents owned, controlled, or licensed by Avadel or its Affiliates as of the Effective Date which Cover the Initial LiquiTime Products containing [***] and [***], the Initial Tablet Product, the LiquiTime Technology, or the Tablet Technology, or which are necessary or appropriate to Develop, manufacture and Commercialize Products, the LiquiTime Technology, or the Tablet Technology, and all such Patents are set forth on Exhibit A attached hereto.
g.    There are no inventors of Avadel Patents other than those listed as inventors on the Initial Avadel Patents as they exist as of the Effective Date, and no Avadel Patents are subject to any assignment of obligation of assignment, in whole or in part, to any Third Party.
h.    No research or Development of the Avadel Technology, manufacture of Products, or research leading to the inventions Covered by the Avadel Patents was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.
i.    The Avadel Technology is wholly-owned by Avadel, free and clear of all mortgages, pledges, charges, liens, equities, security interests, shop rights, or other encumbrances or similar agreements, or any other obligation.
j.    No Third Party or Affiliate of Avadel has any rights or ownership interest in any Avadel Technology, and neither Avadel nor any Affiliate thereof obtained rights to any of the Avadel Technology by license or any similar contract or agreement with any Third Party or Affiliate of Avadel.
k.    Neither Avadel nor any Affiliate thereof is aware of any Third Party intellectual property rights (including any Patent(s)) that were (prior to the Effective Date) or would be (following the Effective Date) infringed, misappropriated, or otherwise

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

violated by the, or that are reasonably required for the anticipated, use, manufacture, sale, import, export, Development, or Commercialization of any Products.
l.    No written or oral communication has been received by Avadel or any Affiliate thereof, and no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority or Regulatory Authority review is or, to the knowledge of the Avadel or any Affiliate thereof, was at any time pending or is threatened by any Governmental Authority or Regulatory Authority with respect to (i) any alleged or actual violation by the Avadel, any Affiliate thereof, or any contractor of either of the foregoing of any permit, Applicable Law or other requirement of any Governmental Authority or Regulatory Authority relating to the operations conducted by or on behalf of Avadel or any Affiliate thereof with respect to any Product, the LiquiTime Technology, the Tablet Technology, or any products incorporating, utilizing, or based on either of the foregoing or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by or on behalf of Avadel or any Affiliate thereof with respect to any Product, the LiquiTime Technology, the Tablet Technology, or any products incorporating, utilizing, or based on either of the foregoing. Neither Avadel or any Affiliate thereof has received from the FDA, the U.S. Drug Enforcement Administration (“DEA”), or any similar state, local, federal, or foreign Governmental Authority or Regulatory Authority any written notice regarding the approvability or approval of any Products. With respect to any Products, the LiquiTime Technology, the Tablet Technology, or any products incorporating, utilizing, or based on either of the foregoing, no officer, employee or, to the knowledge of Avadel or any Affiliate thereof, agent of the Avadel has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local, federal, or foreign Governmental Authority or Regulatory Authority, failed to disclose any material fact required to be disclosed to the FDA, the DEA or any similar state, local, federal, or foreign Governmental Authority or Regulatory Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA, the DEA or any similar state, local, federal or foreign Governmental Authority or Regulatory Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor has any director, officer, employee or, to the knowledge of Avadel or any Affiliate thereof, agent of Avadel or any Affiliate thereof been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Article 335a(a) (or any similar law, rule, or regulation) or authorized by 21 U.S.C. Article 335a(b) (or any similar law, rule, or regulation inside the United States or in any jurisdiction outside the United States).
m.    To the knowledge of Avadel and its Affiliates, Avadel and its Affiliates have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to Products and Avadel Technology.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

n.    Neither Avadel nor any Affiliate thereof is aware of any Third Party activities which would constitute misappropriation or infringement of any Avadel Technology.
o.    To the actual knowledge of Avadel and its Affiliates, based on reasonable inquiry and investigation, all information provided to Cerecor, its Affiliates, and their employees, officers, directors, agents, and other representatives by or on behalf of Avadel or any Affiliate thereof with respect to Products, the Avadel Technology, the LiquiTime Technology, the Tablet Technology, or any products incorporating, utilizing, or based on either of the foregoing, has been accurate in all material respects.
p.    All Development of Product performed by or on behalf of Avadel or any Affiliate thereof prior to the Effective Date was performed in all material respects in accordance with all Applicable Laws and, if reasonably applicable based on the type of work performed, GLP.
q.    As of the Effective Date, there are no Patents owned, controlled, or licensed by Avadel or any Affiliate thereof Covering any portion of the Tablet Technology or the Initial Tablet Product.

9.2    Representations and Warranties of Cerecor. Cerecor represents and warrants to Avadel as follows as of the Effective Date:
a.    Cerecor is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.
b.    Cerecor has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of Cerecor, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.
c.    The execution, delivery and performance by Cerecor of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Cerecor, its business or its assets.
d.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Cerecor is required in connection with the execution, delivery and performance of this Agreement.
e.    There is no action, suit, proceeding or investigation pending or, to Cerecor’s knowledge, currently threatened against or affecting Cerecor or that questions the validity of this Agreement, or the right of Cerecor to enter into this Agreement or consummate

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

the transactions contemplated hereby and, to Cerecor’s knowledge, there is no reasonable basis for the foregoing.
9.3     Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR THE APA, INCLUDING SECTIONS 9.1 AND 9.2 HEREOF, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT.

10.	INDEMNITIES; LIMITS ON LIABILITY
10.1    Indemnification by Avadel. Subject to Section 10.3, Avadel hereby agrees to defend, indemnify and hold harmless Cerecor, its Affiliates, Sublicensees, any contractors of any of the foregoing, and each of their directors, officers, employees, agents, and other representatives (“Cerecor Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of Avadel’s, its Affiliates’, or Avadel’s or its Affiliates’ officers’, directors’, employees’, contractors’, agents’, or other representatives’ (i) gross negligence or willful misconduct, (ii) breach of this Agreement, (iii) failure to comply with any Applicable Law, or (iv) manufacture, use, Development, Commercialization, import, or export of any Product(s) other than, for purposes of this clause (iv), the performance of the Avadel Development Program in accordance with this Agreement, except to the extent, in each case, resulting from the gross negligence or willful misconduct, breach of this Agreement, or failure to comply with Applicable Laws on the part of, in each case, any Cerecor Indemnitee.
10.2    Indemnification by Cerecor. Subject to Section 10.3, Cerecor hereby agrees to indemnify, defend and hold Avadel, its Affiliates, and Avadel’s and its Affiliates’ officers, directors, employees, agents, and other representatives (collectively, “Avadel Indemnitees”) harmless from and against any Losses resulting from Claims brought against any Avadel Indemnitee(s) resulting from Cerecor’s, its Affiliates’, or any Sublicensees’ (i) gross negligence or willful misconduct with respect to the subject matter of this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws with respect to the subject matter of this Agreement, or (iv) manufacture, use, Development, Commercialization, import or export of any Product, except to the extent, in each case, resulting from the gross negligence or willful misconduct, breach of this Agreement, or failure to comply with Applicable Laws on the part of, in each case, any Avadel Indemnitee.
10.3    Indemnification Procedures. Each Party’s agreement to indemnify, defend, and hold harmless under Section 10.1 or 10.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) Calendar Days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any portion of the Avadel Technology, or Cerecor’s ability to exploit Avadel Technology or Develop, manufacture, or Commercialize Products without Cerecor’s prior written consent.
10.4    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 10.1 AND 10.2 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTION 7.
10.5    Insurance. Each Party shall carry and maintain insurance of the types and in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities. Such insurance will insure against all liability, including but not limited to, bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, Development or Commercialization of Products. Such insurance shall include commercial general liability insurance, including product liability insurance, which coverage shall have limits of liability which are commercially reasonable for the U.S. pharmaceutical industry. Such coverage shall be maintained by each party for not less than three (3) Calendar Years following expiration or termination of this Agreement or, if such coverage is of the “claims made” type, for five (5) Calendar Years following expiration or termination of this Agreement. Upon written request from a Party, the other Party shall promptly provide written evidence (e.g., certificates) of such insurance that is reasonably satisfactory to the requesting Party.

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

11.	MISCELLANEOUS
11.1    Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, provided that (X) neither Party will unreasonably withhold, condition, or delay any such consent sought by the other Party and (Y) either Party shall, notwithstanding anything to the contrary, be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement: (i) in connection with the transfer or sale of all or substantially all of such Party’s assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of such Party’s merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of such Party. Any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment and any assignment to an Affiliate of any Party pursuant to Section 11.1(iii) shall not relieve the assigning Party of its obligations under this Agreement for so long as the applicable assignee remains an Affiliate of such assigning Party. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 11.1 shall be void.

11.2    Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole.
11.3    Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

To Cerecor:

Cerecor Inc.
400 East Pratt Street, Suite 606
Baltimore, MD 21202
E-mail:
Attention: Mariam Morris, Chief Financial Officer

With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Donald R. Reynolds

To Avadel:

Avadel Ireland
Block 10-1, Blanchardstown Corporate Park
Ballycoolin, Dublin 15 Ireland
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Avadel Pharmaceuticals plc
16640 Chesterfield Grove Road, Suite 200, Chesterfield, MO 63005
Attention: Chief Executive Officer

All such notices, consents or reports shall be effective upon receipt.

11.4    Applicable Law; Jurisdiction; Waiver of Jury Trial.
a.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
b.    Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.4.b. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
c.    EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no representative, agent or attorney of the other Party has

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.4.c.
11.5    Entire Agreement. This Agreement (including the Schedules or Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.
11.6    Interpretation. The captions to the several Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation”, “including but not limited to”, or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. The Parties expressly agree that any ambiguity in this Agreement shall not be construed against the Party who drafted this Agreement or the relevant provision hereof.
11.7    Independent Contractors. It is expressly agreed that Cerecor and Avadel shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Cerecor nor Avadel shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.
11.8    Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.
11.9    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
11.10    Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for delay or failure in the performance of any of its obligations hereunder to the extent, and for so long as, such delay or failure is due to causes beyond its reasonable control, which may include, without limitation, acts of nature, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, or civil unrest (“Force Majeure”); provided that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

continue performance with the utmost dispatch whenever such causes are removed. In the event any such Force Majeure event continues for three (3) months or more, the unaffected Party shall have the right to terminate this Agreement, effective as of the date of delivery of notice, which notice shall not be delivered prior to the end of such three (3) month period.
11.11    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.
11.12    United States Dollars. References in this Agreement to “Dollars”, “dollars”, or “$” shall mean the legal tender of the United States of America.
11.13    No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
11.14    Responsibility for Affiliates. The Parties recognize that each Party may perform some or all of its obligations, or exercise its rights, under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement. Any breach of any provision of this Agreement by any Affiliate of a Party shall be deemed a breach hereof by such Party, with such Party being liable hereunder with respect to such breach as if such Party itself had breached this Agreement.
11.15    Guarantee. Avadel Seller hereby fully and unconditionally guarantees Avadel’s, and each of Avadel’s Affiliates’, compliance with, and performance of Avadel’s obligations under, this Agreement. Avadel Seller expressly waives any requirement that Cerecor exhaust any right, power or remedy or proceed against Avadel or any Affiliate thereof for any obligation or performance hereunder.

[SIGNATURE PAGE TO FOLLOW.]

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

Flamel Ireland Limited	Cerecor, Inc.
BY: /s/ Phillandas T. Thompson NAME: Phillandas T. Thompson TITLE: Director	BY: /s/ Robert Moscato NAME: Robert Moscato TITLE: President and Director

Solely for purposes of Section 11.15:

Avadel Pharmaceuticals plc

BY: /s/ Michael S. Anderson
NAME: Michael S. Anderson
TITLE: Chief Executive Officer

[CONFIDENTIAL TREATMENT REQUESTED BY AVADEL PHARMACEUTICALS PLC]